Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 4th QUARTER AND YEAR END 2017 RESULTS

Full Year 2017 Highlights:

•                   Consolidated Revenue Increased 5.1%; Net Income Attributable to Comcast Increased 161%; Adjusted EBITDA Increased 6.2%

•                   Net Cash Provided by Operating Activities was $21.4 Billion; Free Cash Flow was $9.6 Billion

•                   Earnings per Share Increased 167% to $4.75; On an Adjusted Basis, Earnings per Share Increased 18.4% to $2.06

•                   Cable Communications Revenue Increased 4.9%; Adjusted EBITDA Increased 5.3%

•                   Customer Relationships Increased by 770,000; Over 1 Million High-Speed Internet Customer Net Additions for the 12th Consecutive Year

•                   NBCUniversal Revenue Increased 4.4%; Adjusted EBITDA Increased 14.1%; Excluding the 2016 Rio Olympics, Revenue Increased 10.1%

4th Quarter 2017 Highlights:

•                   Consolidated Revenue Increased 4.2%; Net Income Attributable to Comcast Increased by $12.7 Billion to $15.0 Billion; Adjusted EBITDA of $6.8 Billion was Consistent with the Prior Year

•                   Net Cash Provided by Operating Activities was $5.4 Billion; Free Cash Flow was $2.0 Billion

•                   Earnings per Share Increased by $2.69 to $3.17; On an Adjusted Basis, Earnings per Share Increased 8.9% to $0.49

•                   Cable Communications Revenue Increased 3.4%; Adjusted EBITDA Increased 4.2%

•                   Customer Relationships Increased by 243,000; High-Speed Internet Customer Net Additions were 350,000; Video Customer Net Losses were 33,000

•                   NBCUniversal Revenue Increased 3.9%; Adjusted EBITDA Increased 6.4%

Dividends and Share Repurchases:

•                   Dividends and Share Repurchases Totaled $7.9 Billion in 2017

•                   Increased Dividend by 21% to $0.76 per Share on an Annualized Basis for 2018; As of December 31, 2017, Comcast had $7.0 Billion Available under its Share Repurchase Authorization, with at Least $5 Billion Expected to be Repurchased in 2018

PHILADELPHIA - January 24, 2018… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter and year ended December 31, 2017.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I am exceptionally proud of our performance this past year, and we enter 2018 with significant momentum.  In 2017, we achieved strong financial and operational results while also delivering new innovations, experiences and must-see content to people around the world.  At Cable, our best-in-class products and continued focus on the customer experience drove healthy EBITDA growth balanced with strong customer relationship net additions. At NBCUniversal, our Film business achieved record profitability, our Theme Parks delivered record attendance, and our TV business produced strong results - demonstrating the power of our sports, news and entertainment content. We are excited to have the Super Bowl on NBC, followed by the 2018 Winter Olympic Games in PyeongChang. The Olympics highlight our strengths and capabilities across Comcast NBCUniversal, as we combine the storytelling of NBC with Comcast technology to create a truly spectacular viewing experience. Overall, we feel great about our company and our positioning as we head into the year. Our confidence in the business enables us to announce, with the support of our Board, a 21% increase in our dividend, which is our 10th consecutive annual increase. We also expect to repurchase at least $5 billion of our stock in 2018.”

Consolidated Financial Results

		4th Quarter			Full Year
($ in millions)	2016	2017	Growth	2016	2017	Growth
Revenue	$21,025	$21,915	4.2%	$80,403	$84,526	5.1%
Net Income Attributable to Comcast	$2,296	$14,985	552.5%	$8,695	$22,714	161.2%
Adjusted EBITDA[1]	$6,760	$6,751	(0.1%)	$26,417	$28,062	6.2%
Earnings per Share[2]	$0.48	$3.17	560.4%	$1.78	$4.75	166.9%
Excluding Adjustments (see Table 4)	$0.45	$0.49	8.9%	$1.74	$2.06	18.4%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the fourth quarter of 2017 increased 4.2% to $21.9 billion. Consolidated Net Income Attributable to Comcast increased by $12.7 billion to $15.0 billion. Consolidated Adjusted EBITDA of $6.8 billion was consistent with the prior year.

For the twelve months ended December 31, 2017, consolidated revenue increased 5.1% to $84.5 billion compared to 2016. Consolidated net income attributable to Comcast increased 161% to $22.7 billion. Consolidated Adjusted EBITDA increased 6.2% to $28.1 billion.

Earnings per Share (EPS) for the fourth quarter of 2017 was $3.17, an increase of $2.69 compared to the fourth quarter of 2016. Excluding $12.7 billion of net income tax benefits primarily associated with a reduction of our net deferred income tax liabilities as a result of the 2017 tax reform legislation in the fourth quarter of 2017, as well as other adjustments in the fourth quarter of 2016, EPS increased 8.9% to $0.49 (see Table 4).

For the twelve months ended December 31, 2017, EPS was $4.75, a 167% increase compared to the prior year. Excluding $12.7 billion of net income tax benefits primarily associated with a reduction of our net deferred income tax liabilities as a result of the 2017 tax reform legislation in the fourth quarter of 2017, as well as other adjustments in both 2016 and 2017, EPS increased 18.4% to $2.06 (see Table 4).

Capital Expenditures increased 5.4% to $2.7 billion in the fourth quarter of 2017. Cable Communications’ capital expenditures increased 2.8% to $2.2 billion in the fourth quarter of 2017, reflecting a higher level of investment in scalable infrastructure to increase network capacity and increased investment in line extensions, partially offset by a decrease in spending on customer premise equipment and support capital. Cable capital expenditures represented 16.2% of Cable revenue in the fourth quarter of 2017 compared to 16.3% in last year’s fourth quarter. NBCUniversal’s capital expenditures of $525 million increased 13.6%, reflecting increased spending on infrastructure, as well as continued investment at Theme Parks.

For the twelve months ended December 31, 2017, capital expenditures increased 4.5% to $9.6 billion compared to 2016. Cable Communications’ capital expenditures increased 4.7% to $8.0 billion, reflecting  a higher level of investment in scalable infrastructure to increase network capacity and increased investment in line extensions, partially offset by a decrease in spending on customer premise equipment and support capital. For the year, Cable capital expenditures represented 15.1% of Cable revenue compared to 15.2% in 2016. NBCUniversal’s capital expenditures increased 3.4% to $1.5 billion in 2017, primarily reflecting increased spending at Theme Parks, as well as real estate and infrastructure investment.

Net Cash Provided by Operating Activities was $5.4 billion in the fourth quarter of 2017. Free Cash Flow3 was $2.0 billion (see Table 5).

For the twelve months ended December 31, 2017, net cash provided by operating activities was $21.4 billion. Free cash flow was $9.6 billion (see Table 5).

Dividends and Share Repurchases. During the fourth quarter of 2017, Comcast paid dividends totaling $736 million and repurchased 32.4 million of its common shares for $1.2 billion.  For the full year, Comcast made four cash dividend payments totaling $2.9 billion and repurchased 130.9 million of its common shares for $5.0 billion, resulting in a total return of capital to shareholders of $7.9 billion.

As of December 31, 2017, Comcast had $7.0 billion available under its share repurchase authorization. Comcast expects to repurchase at least $5 billion of its Class A common stock during 2018, subject to market conditions.

In addition, Comcast announced that it increased its dividend by 21% to $0.76 per share on an annualized basis for 2018. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.19 a share on the company’s stock, payable on April 25, 2018 to shareholders of record as of the close of business on April 4, 2018.

Cable Communications

		4th Quarter			Full Year
($ in millions)	2016 [4]	2017	Growth	2016 [4]	2017	Growth
Cable Communications Revenue
Video	$5,647	$5,733	1.5%	$22,357	$23,129	3.5%
High-Speed Internet	3,483	3,775	8.4%	13,532	14,769	9.1%
Voice	873	832	(4.6%)	3,540	3,391	(4.2%)
Business Services	1,444	1,620	12.2%	5,514	6,216	12.7%
Advertising	719	629	(12.4%)	2,476	2,257	(8.8%)
Other	677	693	2.3%	2,629	2,757	4.8%
Cable Communications Revenue	$12,843	$13,282	3.4%	$50,048	$52,519	4.9%

Cable Communications Adjusted EBITDA	$5,186	$5,406	4.2%	$20,109	$21,170	5.3%
Adjusted EBITDA Margin	40.4%	40.7%		40.2%	40.3%

Cable Communications Capital Expenditures	$2,095	$2,154	2.8%	$7,596	$7,952	4.7%
Percent of Cable Communications Revenue	16.3%	16.2%		15.2%	15.1%

Revenue for Cable Communications increased 3.4% to $13.3 billion in the fourth quarter of 2017, driven primarily by increases in high-speed Internet, business services and video revenue. High-speed Internet revenue increased 8.4%, driven by an increase in the number of residential high-speed Internet customers and rate adjustments. Business services revenue increased 12.2%, primarily due to increases in the number of customers receiving our small and medium-sized business services offerings. Video revenue increased 1.5%, primarily reflecting rate adjustments, as well as an increase in the number of customers subscribing to additional services, partially offset by a decrease in the number of residential video customers. Other revenue increased 2.3%, driven by Xfinity Home and an increase in revenue from our X1 licensing agreements. Advertising revenue decreased 12.4%, primarily reflecting a decrease in political advertising revenue. Voice revenue decreased 4.6%, primarily due to the allocation of voice revenue for customers who receive bundled services, as well as a decrease in the number of residential voice customers.

For the twelve months ended December 31, 2017, Cable revenue increased 4.9% to $52.5 billion compared to 2016, driven by growth in high-speed Internet, video and business services revenue.

Total Customer Relationships increased by 243,000 to 29.3 million in the fourth quarter of 2017. Residential customer relationships increased by 211,000 and business customer relationships increased by 33,000. At the end of the fourth quarter, penetration of our double, triple and quad product residential customers was 69.8%. Total high-speed Internet customer net additions were 350,000, total video customer net losses were 33,000, total voice customer net losses were 13,000 and total security and automation customer net additions were 52,000.

For the year ended December 31, 2017, customer relationships increased by 770,000. Residential customer relationships increased by 635,000 and business customer relationships increased by 135,000. Total high-speed Internet customer net additions were 1.2 million, total video customer net losses were 151,000, total voice customer net losses were 135,000 and total security and automation customer net additions were 239,000.

	Customers			Net Additions

(in thousands)	YE16	YE17	4Q16	4Q17	2016	2017

Residential Video Customers	21,488	21,303	68	(38)	103	(186)
Business Services Video Customers	1,019	1,054	12	5	57	35
Total Video Customers	22,508	22,357	80	(33)	161	(151)
Residential High-Speed Internet Customers	22,827	23,863	350	318	1,218	1,036
Business Services High-Speed Internet Customers	1,874	2,006	36	32	155	132
Total High-Speed Internet Customers	24,701	25,869	385	350	1,373	1,168
Residential Voice Customers	10,546	10,316	20	(35)	110	(231)
Business Services Voice Customers	1,140	1,236	24	22	101	96
Total Voice Customers	11,687	11,552	44	(13)	211	(135)
Total Security and Automation Customers	891	1,131	76	52	279	239

Residential Customer Relationships	26,533	27,168	221	211	705	635
Business Services Customer Relationships	2,044	2,179	38	33	157	135
Total Customer Relationships	28,577	29,347	259	243	862	770

Single Product Residential Customers	7,756	8,196	34	140	110	439
Double Product Residential Customers	8,797	9,056	115	73	319	259
Triple and Quad Product Residential Customers	9,980	9,916	71	(3)	277	(64)

Adjusted EBITDA for Cable Communications increased 4.2% to $5.4 billion in the fourth quarter of 2017, reflecting higher revenue, partially offset by a 2.9% increase in operating expenses. The higher expenses were primarily due to a 10.0% increase in video programming costs, reflecting the timing of contract renewals, higher retransmission consent fees and sports programming costs. Non-programming expenses decreased 1.5%, primarily reflecting decreases in other operating costs and customer service expenses, as well as relatively flat technical and product support expenses and advertising, marketing and promotion costs. This quarter’s Adjusted EBITDA margin was 40.7%, compared to 40.4% in the fourth quarter of 2016.

For the twelve months ended December 31, 2017, Cable Adjusted EBITDA increased 5.3% to $21.2 billion compared to 2016, driven by higher revenue, partially offset by a 4.7% increase in operating expenses. The higher expenses were primarily due to an 11.5% increase in video programming costs. Non-programming expenses were relatively flat compared to 2016.  For the year, Adjusted EBITDA margin was 40.3% compared to 40.2% in 2016.

NBCUniversal

	4th Quarter			Full Year
($ in millions)	2016	2017	Growth	2016	2017	Growth
NBCUniversal Revenue
Cable Networks	$2,503	$2,691	7.5%	$10,464	$10,631	1.6%
Excluding Olympics (see Table 6)				10,032	10,631	6.0%
Broadcast Television	2,848	2,964	4.1%	10,147	9,546	(5.9%)
Excluding Olympics (see Table 6)				8,959	9,546	6.6%
Filmed Entertainment	1,834	1,738	(5.2%)	6,360	7,658	20.4%
Theme Parks	1,344	1,461	8.7%	4,946	5,443	10.0%
Headquarters, other and eliminations	(78)	(70)	NM	(324)	(281)	NM
NBCUniversal Revenue	$8,451	$8,784	3.9%	$31,593	$32,997	4.4%
Excluding Olympics (see Table 6)				$29,973	$32,997	10.1%

NBCUniversal Adjusted EBITDA
Cable Networks	$916	$1,000	9.1%	$3,709	$4,076	9.9%
Broadcast Television	264	194	(26.3%)	1,320	1,253	(5.0%)
Filmed Entertainment	121	230	89.7%	697	1,277	83.3%
Theme Parks	640	661	3.2%	2,190	2,384	8.9%
Headquarters, other and eliminations	(171)	(202)	NM	(689)	(745)	NM
NBCUniversal Adjusted EBITDA	$1,770	$1,883	6.4%	$7,227	$8,245	14.1%
NM=comparison not meaningful.

Revenue for NBCUniversal increased 3.9% to $8.8 billion in the fourth quarter of 2017. Adjusted EBITDA increased 6.4% to $1.9 billion, reflecting increases at Filmed Entertainment, Cable Networks and Theme Parks, partially offset by a decline at Broadcast Television.

For the twelve months ended December 31, 2017, NBCUniversal revenue increased 4.4% to $33.0 billion compared to 2016. Excluding $1.6 billion of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, revenue increased 10.1% (see Table 6). Adjusted EBITDA increased 14.1% to $8.2 billion, reflecting increases at Filmed Entertainment, Cable Networks and Theme Parks, partially offset by a decline at Broadcast Television.

Cable Networks

Cable Networks revenue increased 7.5% to $2.7 billion in the fourth quarter of 2017, reflecting higher distribution, content licensing and other and advertising revenue. Distribution revenue increased 6.7%, due to contractual rate increases and contract renewals, partially offset by a decline in subscribers at our cable networks. Content licensing and other revenue increased 34.5%, due to the timing of content provided under licensing agreements. Advertising revenue increased 2.3%, reflecting higher rates, partially offset by audience ratings declines. Adjusted EBITDA increased 9.1% to $1.0 billion in the fourth quarter of 2017, reflecting higher revenue, partially offset by an increase in operating costs.

For the twelve months ended December 31, 2017, revenue from the Cable Networks segment increased 1.6% to $10.6 billion compared to 2016, reflecting higher content licensing and other and distribution revenue, partially offset by a decline in advertising revenue. Excluding $432 million of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, Cable Networks revenue increased 6.0% (see Table 6). Adjusted EBITDA increased 9.9% to $4.1 billion compared to 2016, reflecting a decrease in programming and production costs due to the broadcast of the Rio Olympics in the third quarter of 2016, as well as higher revenue.

Broadcast Television

Broadcast Television revenue increased 4.1% to $3.0 billion in the fourth quarter of 2017, reflecting increased distribution and other and content licensing revenue, partially offset by lower advertising revenue. Distribution and other revenue increased 44.7%, due to higher retransmission consent fees. Content licensing revenue increased 19.0%, reflecting the timing of content provided under licensing agreements. Advertising revenue decreased 6.5%, due to audience ratings declines, partially offset by higher rates. Adjusted EBITDA decreased 26.3% to $194 million in the fourth quarter of 2017, reflecting increased programming and production costs, driven by increased sports costs, partially offset by higher revenue.

For the twelve months ended December 31, 2017, revenue from the Broadcast Television segment decreased 5.9% to $9.5 billion compared to 2016, reflecting a decline in advertising revenue, partially offset by higher distribution and other and content licensing revenue. Excluding $1.2 billion of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, Broadcast Television revenue increased 6.6% (see Table 6). Adjusted EBITDA decreased 5.0% to $1.3 billion compared to 2016, reflecting a decrease in revenue, partially offset by a decrease in programming and production costs, due to the broadcast of the Rio Olympics in the third quarter of 2016.

Filmed Entertainment

Filmed Entertainment revenue decreased 5.2% to $1.7 billion in the fourth quarter of 2017, reflecting lower theatrical, home entertainment, and other revenue, partially offset by increased content licensing revenue. Theatrical revenue decreased 42.1%, primarily due to a higher number of releases in last year’s fourth quarter, including Sing, partially offset by the performance of this year’s fourth quarter releases, including Pitch Perfect 3. Home Entertainment revenue decreased 19.9%, reflecting the success of several releases in the prior year period, including The Secret Life of Pets and Jason Bourne, partially offset by Despicable Me 3 in this year’s fourth quarter. Content licensing revenue increased 21.2%, driven by the timing of when content was made available under licensing agreements. Adjusted EBITDA increased by 89.7% to $230 million in the fourth quarter of 2017, reflecting lower programming and production costs, partially offset by the decline in revenue.

For the twelve months ended December 31, 2017, revenue from the Filmed Entertainment segment increased 20.4% to $7.7 billion compared to 2016, reflecting higher theatrical, content licensing, other and home entertainment revenue. Adjusted EBITDA increased 83.3% to $1.3 billion compared to 2016, reflecting higher revenue, partially offset by increased programming and production costs.

Theme Parks

Theme Parks revenue increased 8.7% to $1.5 billion in the fourth quarter of 2017 due to higher per capita spending, reflecting the continued success of the The Wizarding World of Harry PotterTM attraction in Hollywood, which opened in April 2016, and the openings of Minion Park™ in Japan in April 2017 and Volcano Bay™ in Orlando in May 2017. Adjusted EBITDA increased 3.2% to $661 million in the fourth quarter of 2017, reflecting higher revenue, partially offset by an increase in operating expenses.

For the twelve months ended December 31, 2017, revenue from the Theme Parks segment increased 10.0% to $5.4 billion compared to 2016, reflecting higher per capita spending and higher attendance. Adjusted EBITDA increased 8.9% to $2.4 billion compared to 2016, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended December 31, 2017, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $202 million, compared to a loss of $171 million in the fourth quarter of 2016.

For the twelve months ended December 31, 2017, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $745 million compared to a loss of $689 million in 2016.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations, Comcast Spectacor and our new wireless initiative, Xfinity Mobile, as well as eliminations among Comcast’s businesses. For the quarter ended December 31, 2017, the Corporate, Other and Eliminations Adjusted EBITDA loss was $538 million, reflecting $171 million of expense related to a special employee bonus, as well as increased costs associated with scaling Xfinity Mobile, compared to a loss of $196 million in the fourth quarter of 2016.

For the twelve months ended December 31, 2017, the Corporate, Other and Eliminations Adjusted EBITDA loss was $1.4 billion, reflecting increased costs associated with scaling Xfinity Mobile, as well as $171 million of expense related to a special employee bonus in the fourth quarter of 2017, compared to a loss of $919 million in 2016, which included eliminations associated with the 2016 Rio Olympics.

Notes:

1

We define Adjusted EBITDA as net income attributable to Comcast Corporation before net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax benefit (expense), other income (expense) items, net, depreciation and amortization expense, and other operating gains, and excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets, if any. From time to time we may exclude from Adjusted EBITDA the impact of events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measures.

2	All earnings per share amounts are presented on a diluted basis and reflect the two-for-one stock split on February 17, 2017.

3

We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax effects. The definition of Free Cash Flow excludes any impact from Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. See Table 5 for reconciliation of non-GAAP financial measures.

4	To be consistent with our current management reporting presentation, certain 2016 operating results were reclassified within the Cable Communications segment.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

###

Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, January 24, 2018 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 4695509.  A replay of the call will be available starting at 12:00 p.m. ET on January 24, 2018, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, January 31, 2018 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 4695509.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

###

Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

###

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

###

Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

###

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is one of the nation’s largest video, high-speed internet, and phone providers to residential customers under the XFINITY brand, and also provides these services to businesses.  It also provides wireless and security and automation services to residential customers under the XFINITY brand.  NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2016	2017	2016	2017
Revenue	$21,025	$21,915	$80,403	$84,526

Programming and production	6,537	6,892	24,463	25,384
Other operating and administrative	6,131	6,703	23,416	25,013
Advertising, marketing and promotion	1,597	1,569	6,107	6,317
Adjustments(1)	—	—	—	(250)
	14,265	15,164	53,986	56,464

Adjusted EBITDA(1)	6,760	6,751	26,417	28,062

Adjustments(1)	—	—	—	250
Depreciation expense	1,946	2,038	7,464	7,914
Amortization expense	550	606	2,094	2,353
Other operating gains	—	—	—	(442)
	2,496	2,644	9,558	10,075
Operating income	4,264	4,107	16,859	17,987

Other income (expense)
Interest expense	(756)	(807)	(2,942)	(3,086)
Investment income (loss), net	45	48	213	253
Equity in net income (losses) of investees, net	(40)	95	(104)	107
Other income (expense), net	223	(21)	327	61
	(528)	(685)	(2,506)	(2,665)

Income before income taxes	3,736	3,422	14,353	15,322

Income tax benefit (expense)	(1,319)	11,613	(5,308)	7,578

Net income	2,417	15,035	9,045	22,900

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(121)	(50)	(350)	(186)

Net income attributable to Comcast Corporation	$2,296	$14,985	$8,695	$22,714

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.48	$3.17	$1.78	$4.75

Dividends declared per common share	$0.1375	$0.1575	$0.55	$0.63

Diluted weighted-average number of common shares	4,820	4,729	4,875	4,786

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,
	2016	2017
ASSETS

Current Assets
Cash and cash equivalents	$3,301	$3,428
Receivables, net	7,955	8,546
Programming rights	1,250	1,613
Deposits	1,772	9
Other current assets	2,083	2,464
Total current assets	16,361	16,060

Film and television costs	7,252	7,076

Investments	5,247	6,931

Property and equipment, net	36,253	38,470

Franchise rights	59,364	59,364

Goodwill	35,980	36,780

Other intangible assets, net	17,274	18,779

Other noncurrent assets, net	2,769	3,489

	$180,500	$186,949

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,915	$6,926
Accrued participations and residuals	1,726	1,683
Deferred revenue	1,132	1,552
Accrued expenses and other current liabilities	6,282	6,266
Current portion of long-term debt	5,480	5,134
Total current liabilities	21,535	21,561

Long-term debt, less current portion	55,566	59,422

Deferred income taxes	34,854	24,256

Other noncurrent liabilities	10,925	10,904

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,446	1,357

Equity
Comcast Corporation shareholders’ equity	53,943	68,606
Noncontrolling interests	2,231	843
Total equity	56,174	69,449

	$180,500	$186,949

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

	Twelve Months Ended
(in millions)	December 31,
	2016	2017

OPERATING ACTIVITIES
Net income	$9,045	$22,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other operating gains	9,558	9,825
Share-based compensation	640	751
Noncash interest expense (income), net	230	272
Equity in net (income) losses of investees, net	104	(107)
Cash received from investees	85	95
Net (gain) loss on investment activity and other	(169)	(182)
Deferred income taxes	1,444	(10,655)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(782)	(888)
Film and television costs, net	(495)	(197)
Accounts payable and accrued expenses related to trade creditors	374	181
Other operating assets and liabilities	(209)	(592)

Net cash provided by operating activities	19,825	21,403

INVESTING ACTIVITIES
Capital expenditures	(9,135)	(9,550)
Cash paid for intangible assets	(1,686)	(1,747)
Acquisitions and construction of real estate properties	(428)	(418)
Acquisitions, net of cash acquired	(3,929)	(532)
Proceeds from sales of investments	218	150
Purchases of investments	(1,697)	(2,292)
Deposits	(1,749)	—
Other	21	685

Net cash provided by (used in) investing activities	(18,385)	(13,704)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	1,790	(1,905)
Proceeds from borrowings	9,231	11,466
Repurchases and repayments of debt	(3,052)	(6,364)
Repurchases of common stock under repurchase program and employee plans	(5,352)	(5,435)
Dividends paid	(2,601)	(2,883)
Purchase of Universal Studios Japan noncontrolling interests	—	(2,299)
Issuances of common stock	23	—
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(253)	(252)
Other	(220)	100

Net cash provided by (used in) financing activities	(434)	(7,572)

Increase (decrease) in cash and cash equivalents	1,006	127

Cash and cash equivalents, beginning of period	2,295	3,301

Cash and cash equivalents, end of period	$3,301	$3,428

TABLE 4 Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2016	2017	2016	2017
Net income attributable to Comcast Corporation	$2,296	$14,985	$8,695	$22,714
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	121	50	350	186
Income tax (benefit) expense	1,319	(11,613)	5,308	(7,578)
Other (income) expense items, net (1)	528	685	2,506	2,665
Depreciation and amortization expense and other operating gains	2,496	2,644	9,558	9,825
Adjustments(2)	—	—	—	250
Adjusted EBITDA	$6,760	$6,751	$26,417	$28,062

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2017		2016		2017
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$2,296	$0.48	$14,985	$3.17	$8,695	$1.78	$22,714	$4.75
Growth %			552.5%	560.4%			161.2%	166.9%

2017 tax reform(3)	—	—	(12,679)	(2.68)	—	—	(12,679)	(2.66)
Gain on spectrum auction(4)	—	—	—	—	—	—	(209)	(0.04)
Income tax adjustments(5)	—	—	—	—	—	—	(68)	(0.01)
Gains on sales of businesses and investments(6)	—	—	—	—	(67)	(0.01)	(65)	(0.01)
Legal settlement(7)	—	—	—	—	—	—	157	0.03
Income from agency agreement(8)	(143)	(0.03)	—	—	(143)	(0.03)	—	—

Net income attributable to Comcast Corporation (excluding adjustments)	$2,153	$0.45	$2,306	$0.49	$8,485	$1.74	$9,850	$2.06
Growth %			7.0%	8.9%			16.1%	18.4%

(1)    Other (income) expense items, net include interest expense, investment income (loss), equity in net income (losses) of investees, and other income (expense), net (as stated in our Statement of Income).

(2)    2017 year to date Adjusted EBITDA excludes $250 million of other operating and administrative expense related to a legal settlement.

(3)    4th quarter 2017 net income attributable to Comcast Corporation includes $12.7 billion of net income tax benefits as a result of the enactment of the 2017 tax reform legislation, primarily due to a reduction of our net deferred tax liabilities.

(4)    2017 year to date net income attributable to Comcast Corporation includes $337 million of other operating gains, $209 million net of tax, recognized in connection with NBCUniversal’s relinquishment of certain spectrum rights in the FCC’s spectrum auction.

(5)    2017 year to date net income attributable to Comcast Corporation includes $68 million of net benefits for income tax adjustments related to an internal legal entity reorganization and the impact of certain state tax law changes.

(6)    2017 year to date net income attributable to Comcast Corporation includes $105 million of other operating gains, $65 million net of tax, resulting from the sale of a business. 2016 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel’s product and technology business.

(7)    2017 year to date net income attributable to Comcast Corporation includes $250 million of other operating and administrative expense, $157 million net of tax, related to a legal settlement.

(8)    4th quarter 2016 net income attributable to Comcast Corporation includes $225 million of other income, $143 million net of tax, recognized in connection with the settlement of amounts owed to us under an agency agreement that provided for, among other things, the sale of our cable services by a third party.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2016	2017	2016	2017
Net cash provided by operating activities	$5,836	$5,442	$19,825	$21,403
Capital expenditures	(2,573)	(2,711)	(9,135)	(9,550)
Cash paid for capitalized software and other intangible assets	(523)	(507)	(1,686)	(1,747)
Principal payments on capital leases	(8)	(10)	(31)	(35)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(59)	(54)	(253)	(252)
Nonoperating items(1)	50	98	242	237
Impact of share-based compensation accounting change(2)	(93)	—	(585)	—
Free cash flow (including Economic Stimulus Packages)	2,630	2,258	8,377	10,056
Economic Stimulus Packages(1)	(23)	(210)	(174)	(435)
Total free cash flow	$2,607	$2,048	$8,203	$9,621

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2016	2017	2016	2017
Adjusted EBITDA	$6,760	$6,751	$26,417	$28,062
Capital expenditures	(2,573)	(2,711)	(9,135)	(9,550)
Cash paid for capitalized software and other intangible assets	(523)	(507)	(1,686)	(1,747)
Cash interest expense	(522)	(543)	(2,565)	(2,820)
Cash taxes on operating items (including Economic Stimulus Packages)(2,3)	(927)	(794)	(3,597)	(4,070)
Changes in operating assets and liabilities(2,4)	145	(92)	(1,284)	(510)
Noncash share-based compensation	145	157	640	751
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(59)	(54)	(253)	(252)
Other	277	51	425	192
Impact of share-based compensation accounting change(2)	(93)	—	(585)	—
Free cash flow (including Economic Stimulus Packages)	2,630	2,258	8,377	10,056
Economic Stimulus Packages(3)	(23)	(210)	(174)	(435)
Total free cash flow	$2,607	$2,048	$8,203	$9,621

(1)  Nonoperating items include adjustments for any payments and receipts related to certain nonoperating items, net of estimated tax effects (such as income taxes on investment sales and payments related to income tax and litigation contingencies of acquired companies). Our definition of free cash flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately. Net cash provided by operating activities in the fourth quarter 2017 includes a $250 million payment related to a legal settlement. Net cash provided by operating activities for 2016 includes a $146 million payment for the settlement of a tax receivable agreement related to the DreamWorks acquisition. For free cash flow purposes, we consider these payments to be nonrecurring in nature and therefore, we excluded these amounts from free cash flow as nonoperating items.

(2)  In first quarter 2017, we adopted new accounting guidance related to share-based compensation. The guidance requires excess tax benefits under share-based compensation arrangements to be classified as an operating activity rather than a financing activity as required under prior guidance. In addition, the new guidance requires when an employer withholds shares upon exercise of options or the vesting of restricted stock for the purpose of meeting withholding tax requirements, that the cash paid for withholding taxes be classified as a financing activity, which we present in repurchases of common stock under repurchase program and employee plans. We previously recorded cash paid for withholding taxes as an operating activity in changes in operating assets and liabilities. These changes will prospectively affect our calculation of Free Cash Flow. While we have retrospectively adopted these changes in our Statement of Cash Flows and the components of Free Cash Flow, we have not adjusted Total Free Cash Flow for periods prior to January 1, 2017. The table below summarizes the impact to the components of Free Cash Flow for the share-based compensation accounting change.

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2016	2016
Cash taxes on operating items (including Economic Stimulus Packages)	$40	$233
Changes in operating assets and liabilities	53	352
Impact of share-based compensation accounting change	$93	$585

(3)  Cash taxes on operating items (including Economic Stimulus Packages) has been adjusted to exclude the impact of nonoperating items, such as for cash taxes paid related to certain investing and financing transactions. Our definition of free cash flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2017	2016	2017
Payments of income taxes	($977)	($642)	($3,693)	($4,057)
Nonoperating items	50	(152)	96	(13)
Cash taxes on operating items (including Economic Stimulus Packages)	($927)	($794)	($3,597)	($4,070)

(4)  Net cash provided by operating activities for 2016 includes a $146 million decrease in the third quarter resulting from a payment for the settlement of a tax receivable agreement immediately after the DreamWorks acquisition.  Net cash provided by operating activities in the fourth quarter 2017 includes a $250 million payment related to a legal settlement. For free cash flow purposes, we consider these settlement payments to be nonrecurring in nature and therefore we excluded these amounts from free cash flow. Because these amounts have no impact on free cash flow, they are not included in the changes in operating assets and liabilities for this presentation. 2017 year to date changes in operating assets and liabilities for this presentation also excludes an increase of $250 million for a legal settlement, as this is not included in Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 6 Reconciliation of Consolidated NBCUniversal Revenue Excluding 2016 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2016	2017	Growth	2016	2017	Growth

Revenue	$8,451	$8,784	3.9%	$31,593	$32,997	4.4%

2016 Olympics	—	––		(1,620)	––

Revenue excluding 2016 Olympics	$8,451	$8,784	3.9%	$29,973	$32,997	10.1%

Reconciliation of Cable Networks Revenue Excluding 2016 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2016	2017	Growth	2016	2017	Growth

Revenue	$2,503	$2,691	7.5%	$10,464	$10,631	1.6%

2016 Olympics	—	––		(432)	––

Revenue excluding 2016 Olympics	$2,503	$2,691	7.5%	$10,032	$10,631	6.0%

Reconciliation of Broadcast Television Revenue Excluding 2016 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2016	2017	Growth	2016	2017	Growth

Revenue	$2,848	$2,964	4.1%	$10,147	$9,546	(5.9%)

2016 Olympics	—	––		(1,188)	––

Revenue excluding 2016 Olympics	$2,848	$2,964	4.1%	$8,959	$9,546	6.6%

Note: Minor differences may exist due to rounding.